EXHIBIT 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement
No. 33-31205 of IndeNet, Inc. ("IndeNet," formerly
Independent Telemedia Group, Inc.) on Form S-3 of our report dated February 16, 1995 relating to the financial statements of Mediatech, Inc. ("Mediatech") which expresses an unqualified opinion and includes an explanatory paragraph relating to IndeNet acquiring
96.33% of Mediatech on January 27, 1995, appearing in the Annual Report on Form 10-KSB of IndeNet for the year ended December 31, 1994.

We also consent to the reference to us under the heading
"Experts" in the Prospectus which is part of the Registration Statement.


/s/ Deloitte & Touche LLP
Date:  May 10, 1996
Deloitte & Touche LLP
Chicago, Illinois